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                                                                     EXHIBIT 4.1


                                                                           DRAFT

                 FINANCIAL ADVISORY AND INVESTMENT BANKING AGREEMENT


    This Agreement is made and entered into as of the ____ day of ________________, 1997 between Network 1 Financial Securities, Inc., a New Jersey corporation (sometimes referred to as "Network 1" and sometimes referred to as the "Consultant") and Dunn Computer Corporation, a Delaware corporation (the "Company").

    In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    1. PURPOSE: The Company hereby engages Network 1 for the term specified in Paragraph 2 hereof to render advice to the Company as an investment banker relating to financial and similar matters upon the terms and conditions set forth herein.

    2. TERM: Except as otherwise specified in Paragraph 4 hereof, this Agreement shall be effective from the Closing Date, as defined in the Underwriting Agreement of even date between Network 1 and the Company, and for twenty-four (24) months thereafter.

    3. DUTIES OF NETWORK 1: During the term of this Agreement, Network 1 shall, upon the request of the Company, provide the Company with corporate finance and related financial advisory services, advice with respect to potential acquisitions and other business transactions and advice with respect to stockholder relations matters. All obligations of the Consultant contained herein shall be subject to the Consultant's availability to perform such services and the amount of notice received from the Company.

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The Consultant shall devote such time and effort to the performance of its duties hereunder as the Consultant shall determine is reasonably necessary. The Consultant may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company recognizes that Network 1 now renders and may continue to render financial and other advisory services to other individuals and entities which may or may not conduct activities similar to those of the Company and acknowledges that Network 1 shall be free to render such advice and to perform such services for these and other individuals and entities.

    4.   COMPENSATION:

         4.1 In consideration for the services rendered by Network 1 to the Company pursuant to this Agreement (and in addition to the expenses provided for in Paragraph 5 hereof), the Company shall pay Network 1 a non-refundable fee of Sixty Thousand ($60,000.00) Dollars, payable in advance, upon the execution of this Agreement. This fee represents a monthly fee of Two Thousand Five Hundred ($2,500.00) Dollars throughout the term of this Agreement. In addition, if any Transaction (as defined below) occurs during the term of this Agreement or within twelve months thereafter, the Company shall pay fees to Network 1 as follows:

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         CONSIDERATION                         FEE

    First $1,000,000                   5% of First $1,000,000

    Second $1,000,000                  4% of First $1,000,000

    Third $1,000,000                   3% of First $1,000,000

    Fourth $1,000,000                  2% of First $1,000,000

    Consideration in excess            1% of Consideration in
    of the fourth $1,000,000           excess of fourth $1,000,000


For purposes of this Agreement, a "Transaction" shall mean (i) any transaction originated by Network 1, other than in the ordinary course of trade or business of the Company, whereby, directly or indirectly, control of, or a material interest in, the Company and its subsidiaries or the business or assets of the Company and its subsidiaries, is transferred for Consideration, or (ii) any transaction originated by Network 1 whereby the Company acquires any other company, or the assets of any other company or an interest in any other company; and "Consideration" shall mean the total market value on the day of the closing of stock, cash, assets and all other property (real or personal) exchanged or received, directly or indirectly by the Company or any of its security holders in connection with any Transaction. Any co-broker retained by Network 1 shall be paid by Network 1. All Transaction fees to be paid pursuant to this Agreement, except as otherwise specified, are due and payable to Network 1 in cash at the closing or closings of a Transaction. In the event that this Agreement shall not be renewed or is terminated for any reason, notwithstanding any such non-renewal or termination, Network 1 shall be entitled to the entire fee provided in this Paragraph 4, for any Transaction for which the discussions were initiated during the term of this

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Agreement and which is consummated within a period of twelve months after non-
renewal or termination of this Agreement. Nothing herein shall impose any obligation on the part of the Company to enter into any Transaction.

         4.2 In the event Network 1 originates a line of credit with a lender or a corporate partner, the Company and Network 1 will mutually agree on a satisfactory fee and the terms of payment of such fee. In the event Network 1 introduces the Company to a joint venture partner or customer and sales develop as a result of the introduction, the Company agrees to pay a fee to Network 1 of five (5%) percent of total sales generated directly from this introduction during the first two years following the date of the first sale. Total sales shall mean gross receipts less any applicable refunds, returns, allowances, credits, taxes and shipping charges and monies paid by the Company by way of settlement or judgment arising out of claims made by or threatened against the Company. Commission payments shall be paid on the 15th day of each third month following the receipt of customers' payments. In the event any adjustments are made to the total sales after the commission has been paid, the Company shall be entitled to an appropriate refund or credit against future payments under this Agreement.

         4.3 All fees to be paid pursuant to this Agreement, except as otherwise specified, are due and payable to Network 1 in cash or company check at the closing or closings of any Transaction specified in Paragraph 4. In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such non-renewal or termination, Network 1 shall be entitled to a


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full fee as provided under Paragraphs 4 and 5 hereof, for any Transaction for which the discussions were initiated during the term of this Agreement and which is consummated within a period of twelve months after non-renewal or termination of this Agreement. Nothing herein shall impose any obligation on the part of the Company to enter into any Transaction.

    5. EXPENSES OF NETWORK 1: In addition to the fees payable hereunder and regardless of whether any Transaction is proposed or consummated, the Company shall reimburse Network 1 for the reasonable fees and disbursements of Network 1's counsel and Network 1's reasonable travel and out-of-pocket expenses incurred in connection with the services performed by Network 1 pursuant to this Agreement and at the request of the Company, including without limitation, hotels, food and associated expenses and long-distance telephone calls.

    6.   LIABILITY OF NETWORK 1:

         6.1 In furnishing the Company with advice and other services as herein provided, neither Network 1 nor any officer, director or agent thereof shall be liable to the Company or its creditors for any acts and/or omissions attributable to or arising from such services, including, but not limited to, errors of judgment in connection therewith, but not including intentional or willful misconduct by the Consultant in the performance of such services.

         6.2 It is further understood and agreed that Network 1 may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as herein provided, Network 1 shall not be accountable for any loss suffered by the

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Company by reason of the Company's action or inaction on the basis of any advice, recommendation or approval of Network 1, its partners, employees or agents.

         6.3 The Company acknowledges that all opinions and advice (written or oral) given by Network 1 to the Company in connection with Network 1's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Network 1 to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Network 1, or use Network 1's name in any annual reports or any other reports or releases of the Company without Network 1's prior written consent.

         6.4 The Company acknowledges that Network 1 makes no commitment whatsoever as to making a market in the Company's securities or to recommending or advising its clients to purchase the Company's securities. Research reports or corporate finance reports that may be prepared by Network 1 will, when and if prepared, be done solely on the merits based upon an analysis performed by Network 1 and its corporate finance personnel.

    7.   COMPANY INFORMATION:

         7.1 The Company shall furnish to the Consultant all data, material and other information relevant to the performance by the Consultant of its obligations under this Agreement, or particular projects as to which the Consultant is acting as

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advisor, which will permit the Consultant to know all facts material to the advice to be rendered, and all material or information reasonably requested by the Consultant. The Company acknowledges and agrees that in performing its services under this engagement, Network 1 may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same. In the event that the Company fails or refuses to furnish any such data, material or information reasonably requested by the Consultant, and thus prevents or impedes the Consultant's performance hereunder, any inability of the Consultant to perform shall not be a breach of its obligations hereunder.

         7.2 Except as contemplated by the terms hereof or as required by applicable law, Network 1 shall keep confidential all non-public information provided to it by the Company and shall not disclose such information to any third party without the Company's prior written consent, other than to such of its employees and advisors as Network 1 determines in its sole judgment need to have access thereto. Notwithstanding the foregoing, the Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of the Consultant or its employees or agents in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by the Consultant pursuant to legal process or in accordance with governmental or regulatory requirements. If the Consultant is requested or required (by oral

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                                                                           DRAFT


questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, the Consultant shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

    8. INDEMNIFICATION: The Company agrees to indemnify and hold harmless the Consultant, its partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which the Consultant is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the Consultant's service pursuant to this Agreement. The Company further agrees that the Consultant shall incur no liability to the Company or any other party on account of this Agreement or any acts or omissions arising out of or related to the actions of the Consultant relating to this Agreement or the performance or failure to perform any services under this Agreement, except for the Consultant's intentional or

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willful misconduct.  The obligations of the Company under the Section shall survive the termination of this Agreement.


    9. INDEPENDENT CONTRACTOR: Network 1 shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Network 1 shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

    10.  MISCELLANEOUS:

         10.1 This Agreement between the Company and Network 1 constitutes the entire agreement and understanding of the parties hereto and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

         10.2 Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent
(i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile to the respective parties as set forth below, or to such other address as either party may notify the other in writing:

If to the Company to:   Dunn Computer Corporation
                        1306 Squire Court
                        Sterling, Virginia 20166
                        Telecopier:  (703)450-0406

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                                                                           DRAFT


with a copy to:         Arthur S. Marcus, Esquire
                        Gersten Savage Kaplowitz & Curtin, LLP
                        575 Lexington Avenue
                        New York, New York  1022
                        Telecopier:  (212)980-5192

If to Network 1, to:    Network 1 Financial Securities, Inc.
                        One Financial Galleria
                        2 Bridge Avenue
                        Red Bank, New Jersey  07701
                        Attn:  Virginia Sourlis, Esquire
                        Telecopier:  (908)758-6671

with a copy to:         Michael P. Weiner, Esquire
                        Stark & Stark
                        P.O. Box 5315
                        Princeton, New Jersey  08543-5315
                        Telecopier:  (909)896-0629


         10.3 This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

         10.4 This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

         10.5 No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.


         10.6 This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey, without giving effect to conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in Monmouth County, New Jersey, and they hereby submit to the exclusive jurisdiction of the courts of the State of New Jersey and of the Federal District Court for the District of New Jersey with respect to any action or legal proceeding commenced

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by any party, and they irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Section 10.2 hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                       NETWORK 1 FINANCIAL SECURITIES, INC.


                                       By:
                                           -----------------------------------
                                           Name:
                                           Title:


                                       DUNN COMPUTER CORPORATION


                                       By:
                                           -----------------------------------
                                           Name:
                                           Title:

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